Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 13, 2012		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2012 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.1 billion bank holding company with four bank subsidiaries, announced its financial results for the second quarter of 2012.  Premier realized income of $2,092,000 (22 cents per diluted share) during the quarter ending June 30, 2012, a 103.3% increase from the $1,029,000 of net income reported for the second quarter of 2011.  The increase in income in 2012 is largely due to a decrease in interest expense, a decrease in the provision for loan losses and a decrease in non-interest expense.  These items more than offset a decrease in interest income and non-interest income.  On a diluted per share basis, Premier earned $0.22 during the second quarter 2012 compared to $0.09 per share earned during the second quarter of 2011.  For the first half of 2012 Premier realized net income of $4,922,000 (53 cents per diluted share) compared to $2,700,000 (26 cents per diluted share) earned during the first half of 2011.

President and CEO Robert W. Walker commented, “We are very pleased with our second quarter earnings and per share results as our plans to reduce operating costs are producing positive effects.  Our operating expenses are down because our data conversion is behind us and we are realizing cost savings on the new system.  We are also realizing savings in staff costs, equipment costs, supplies and FDIC insurance.  Interest expense continues to decrease due to the extended low interest rate environment.  However, interest income is also being negatively affected by the extended low interest rate environment as yields on earning assets continue to decrease.  We are realizing some opportunities to liquidate troubled assets for reasonable values and continue to work toward reducing our non-performing loans outstanding.  We also continue to conservatively evaluate our credit risk, and recorded our provision for loan losses accordingly during the quarter.”

Net interest income for the quarter ending June 30, 2012 totaled $10.308 million, compared to $11.372 million of net interest income earned in the second quarter of 2011.  When compared to the second quarter of 2011, net interest income decreased by $1,064,000, or 9.4%, largely due to a $1,260,000 decrease in interest income earned on loans, and a $296,000 decrease in interest income earned on investments. The decreases in interest income were partially offset by $488,000 of savings on interest expense.  Total interest income earned in the second quarter of 2012 decreased by $1,552,000, or 11.5%, when compared to the second quarter of 2011, largely due to a $1,260,000, or 11.2% decrease in interest income on loans. The decrease in interest income on loans is due to a $31.8 million, or 4.5%, decrease in average loans outstanding during the quarter compared to the second quarter of 2011, combined with a decrease in average loan yields of 45 basis points.  Moreover, interest income on investments decreased by $296,000, or 13.6% as yields on investments have also fallen by 45 basis points when compared to the second quarter of 2011.  Total interest expense in the second quarter of 2012 decreased by $488,000, or 22.8%, when compared to the second quarter of 2011, largely due to a $389,000, or 21.3%, decrease in interest expense on deposits.  Otherwise, a $47,000 decrease in interest expense on FHLB advances at the subsidiary banks was complemented by a $34,000 decrease in interest expense on other borrowings at the parent company and a $18,000 decrease in interest expense on repurchase agreements and other short-term borrowings.

During the quarter ending June 30, 2012, Premier recorded $750,000 of provisions for loan losses compared to $1.8 million of provisions for loan losses during the same quarter of 2011.  The decrease in the level of provision expense during the second quarter of 2012 was largely due to a higher provision for loan losses in the second quarter of 2011 to provide for a calculated increase in exposure to credit risk related to one borrowing relationship in Premier’s Kentucky market.  Provision expense in 2012 was largely to provide for loans identified as impaired under Premier’s internal analyses of evaluating credit risk as management monitors the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  While total non-accrual loans decreased by $12.6 million during the first six months of 2012, most of these loans were discounted at the time of purchase and therefore a significant level of specific reserves on these loans was deemed not to be necessary.  Evidence of the Premier’s elevated credit risk includes higher levels of loan charge-offs and other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk. Net charge-offs increased by $1.2 million in the first six months of 2012 when compared to the same period in 2011, largely due to the foreclosure on a West Virginia based loan during the first quarter that was identified in 2011 as a non-performing loan and the charge-off of three relationships during the second quarter of 2012 identified as impaired in prior years.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending June 30, 2012 totaled $6.434 million compared to $8.000 million in the second quarter of 2011.  The $1.6 million decrease in net overhead costs when compared to the second quarter of 2011 is largely due to reductions in 2012 data processing costs and FDIC insurance expense plus expenses recorded in 2011 related to Premier’s conversion to a new operating system.  Non-interest income (including $18,000 of gains on the sale of securities recorded in 2011) decreased by $102,000, or 5.9%, in the second quarter of 2012 when compared to the second quarter of 2011 as a $43,000, or 9.0%, increase in electronic banking income and a $51,000, or 98.1%, increase in secondary market mortgage revenue were more than offset by a $108,000, or 11.0%, decrease in service charges on deposit accounts and an $88,000, or 39.6%, decrease in other types of non-interest income including the security sale gains recorded in 2011.  Non-interest expenses decreased by $1.7 million, or 17.0%, in the second quarter of 2012 compared to the second quarter of 2011, more than offsetting the decrease in non-interest income.  Decreases in non-interest expenses include a $307,000, or 26.0%, decrease in data processing expenses, a $230,000, or 49.0%, decrease in FDIC insurance expense, a $154,000, or 3.8%, decrease in staff costs, a $161,000, or 12.6%, decrease in occupancy and equipment expense, a $32,000, or 14.4%, decrease in non-income based taxes, a $114,000, or 55.3%, decrease in expenses for bank supplies, a $206,000, or 18.2%, decrease in other operating expenses and $463,000 of conversion expenses recorded in 2011.  These expense reductions more than offset a $78,000 increase in professional fees in the second quarter of 2012 compared to the second quarter of 2011.

Total assets as of June 30, 2012 were up $15.9 million, or 1.4%, from the $1.1 billion of total assets at year-end 2011.  The increase in total assets since year-end is largely due to a $26.9 million, or 9.7%, increase in securities available for sale and a $12.0 million increase in interest bearing bank balances.  These increases were partially offset by a $20.7 million decrease in net loans outstanding.  Other real estate owned increased by $1.1 million largely due to one significant loan foreclosure during the first quarter of 2012 partially offset by property sales during the first six months of 2012.  The proceeds to fund the growth in total assets came from a $19.3 million, or 2.7%, increase in interest bearing deposits and a $5.5 million, or 2.8%, increase in non-interest bearing deposits.  A portion of these proceeds were used to reduce outstanding FHLB advances by $10.1 million, or 99.9%, reduce other borrowings by $1.0 million, or 5.7%, and satisfy $3.5 million of withdrawals from customer repurchase agreements.  Shareholders’ equity of $149.6 million equaled 13.1% of total assets at June 30, 2012, which compares to shareholders’ equity of $144.0 million or 12.8% of total assets at December 31, 2011.  The increase in shareholders’ equity was largely due to the $4.9 million of net income during the first six months of the year partially offset by dividends declared on Premier’s Series A Preferred Stock, plus a $1.2 million, net of tax, increase in the market value of the investment portfolio available for sale.

Premier recently issued a press release announcing that the July 29, 2010 Written Agreement with the Federal Reserve Bank of Richmond (“FRB”) had been terminated by the FRB.  In a notice posted on the Federal Reserve System Board of Governors’ website on July 24, 2012, (www.federalreserve.gov), the Federal Reserve Bank noted that Premier has fully satisfied all of the provisions of the Written Agreement and, accordingly, the FRB had terminated the agreement effective July 23, 2012.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2012

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2012	2011	2012	2011
Interest Income	11,956	13,508	26,172	26,499
Interest Expense	1,648	2,136	3,446	4,378
Net Interest Income	10,308	11,372	22,726	22,121
Provision for Loan Losses	750	1,820	1,700	2,340
Net Interest Income after Provision	9,558	9,552	21,026	19,781
Non-Interest Income	1,632	1,734	3,149	3,345
Non-Interest Expenses	8,066	9,716	16,660	19,023
Income Before Taxes	3,124	1,570	7,515	4,103
Income Taxes	1,032	541	2,593	1,403
NET INCOME	2,092	1,029	4,922	2,700
Preferred Stock Dividends and Accretion	306	305	611	611
Net Income Available to Common Shareholders	1,786	724	4,311	2,089

EARNINGS PER SHARE	0.23	0.09	0.54	0.26
DILUTED EARNINGS PER SHARE	0.22	0.09	0.53	0.26
DIVIDENDS PER SHARE	0.00	0.00	0.00	0.00

Charge-offs	1,258	398	1,779	578
Recoveries	60	44	147	121
Net charge-offs (recoveries)	1,198	354	1,632	457

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2012	2011
ASSETS
Cash and Due From Banks	30,474	29,380
Interest Bearing Bank Balances	54,718	42,676
Federal Funds Sold	12,022	10,832
Securities Available for Sale	305,368	278,479
Loans (net)	660,406	681,128
Other Real Estate Owned	15,735	14,642
Other Assets	28,370	33,682
Goodwill and Other Intangible Assets	32,921	33,268
TOTAL ASSETS	1,140,014	1,124,087

LIABILITIES & EQUITY
Deposits	949,871	925,078
Fed Funds/Repurchase Agreements	19,707	23,205
FHLB Advances	6	10,083
Other Borrowings	17,094	18,130
Other Liabilities	3,694	3,584
TOTAL LIABILITIES	990,372	980,080
Preferred Stockholder’s Equity	22,005	21,949
Common Stockholders’ Equity	127,637	122,058
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,140,014	1,124,087

TOTAL BOOK VALUE PER COMMON SHARE	16.08	15.38
Tangible Book Value per Common Share	11.93	11.19

Non-Accrual Loans	29,767	42,354
Loans 90 Days Past Due and Still Accruing	4,308	4,527